Issuer Free Writing Prospectus, dated April 12, 2011
Filed pursuant to Rule 433(d)
Supplementing the Preliminary Prospectus Supplement dated April 12, 2011
Registration Statement No. 333-154917
FREE WRITING PROSPECTUS
April 12, 2011
$300,000,000
Monsanto Company
2-3/4% Senior Notes due 2016

Issuer:	Monsanto Company
Ratings (Moody’s/S&P/Fitch)*:	A2 / A+ / A+ (Stable / Stable / Stable)
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$300,000,000
Trade Date:	April 12, 2011
Settlement Date:	T+3; April 15, 2011
Maturity:	April 15, 2016
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2011
Benchmark Treasury:	UST 2.250% due March 31, 2016
Benchmark Treasury Price and Yield:	100-08; 2.196%
Spread to Benchmark Treasury:	60 basis points
Yield to Maturity:	2.796%
Coupon:	2.750%
Day Count:	30/360
Public Offering Price:	99.787%
Redemption Provisions:	Make-Whole T+10 basis points
Bookrunners:	Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA Inc.
Rabo Securities USA, Inc.
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Fifth Third Securities, Inc.
Santander Investment Securities Inc.
SG Americas Securities, LLC
Standard Chartered Bank
The Williams Capital Group, L.P.
UniCredit Capital Markets LLC
CUSIP/ISIN:	611662 BM8 / US611662BM89

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or by email to prospectus-ny@ny.email.gs.com or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322.